Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statements on Form S-3 of Nutrition 21, Inc. of our report dated September 25, 2007, with respect to the consolidated financial statements and financial statement schedule of Nutrition 21, Inc., included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007.

/s/ J.H. Cohn LLP

Roseland, New Jersey
September 26, 2007